EXHIBIT 99.2

2 0 0 4   A N N U A L   R E P O R T

64

CONTENTS

President’s Message

Directors & Officers

2

Stockholder Matters

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Financial Statements

March 19, 2005

To Our Shareholder:

Allied Bancshares, Inc. and its subsidiary, First National Bank of Forsyth County, are pleased to present our 2004 Annual Report.  Our first nine months of operations were busy and successful.  The level of deposits and loans, the core components of a strong financial institution, increased significantly.  The strong growth of both Bank locations in Forsyth and Hall Counties reflects the strong economic conditions in these North Atlanta locations and the need in the community for a locally owned community bank.  We are on target to exceed our aggressive goals set for the first year of operation, which ends March 31, 2005.

Allied Bancshares, Inc. ended the year with total assets of $66,000,000, total loans of $52,000,000, and total deposits of $53,000,000.  The Bank has funded its allowance for loan losses at 1.25% of outstanding loans.

The net loss for 2004 was $1,248,000 or $.83 per average share outstanding.  This loss is typical for new banks in their first year of operation.  The operation of two locations will enable the company to accelerate its growth compared to the typical one location model for de novo banks.

We remain committed to our operating principles of square dealing, treating customers like we, ourselves, want to be treated, and offering the best quality service at a fair price.  To accomplish this, we attempt to hire the best and brightest people who put the customer first so as to maximize shareholder value.  The Bank offers a variety of loan and deposit products to small and medium size businesses, professional concerns, and individuals located in or conducting a substantial portion of their business in the Bank’s primary market areas.

Looking forward to 2005, we expect economic conditions will enable the company to continue its growth and expansion.  Forsyth and Hall Counties are two of the nation’s fastest growing counties, and among the wealthiest in the state of Georgia. We think the Bank is well positioned to benefit from these two outstanding markets.

We are pleased with our growth in 2004.  This success is not only attributable to the markets we serve and our desire to provide quality service, but your continued support and the dedication of our Board of Directors, officers and staff.

Sincerely,

Andrew K. Walker

President and Chief Executive Officer

BOARD OF DIRECTORS

Charles Y. Allgood, Vice-Chairman and Chief Executive Officer of Alliance Bancshares, Inc. and Alliance National Bank

Brent H. Baker, Sr., President of Brent Baker, Inc.

Carl E. Hansson, Chairman and Chief Executive Officer of The Sports Section, Inc.

Peter L. Gatti, Vice President and co-owner of Fax Tax, Inc. and E-Tax, Inc.

Jim P. Meadows, Chairman of Casa Mortgage, Inc.

Jackson P. Turner, Chairman and President of C.C. Financial, Inc. and Chairman of Alliance Bancshares, Inc. and Alliance National Bank

John S. Martin, III, President of Georgia Link Public Affairs Group

Andrew K. Walker, President and Chief Executive Officer of Allied Bancshares, Inc.

EXECUTIVE OFFICERS

Andrew K. Walker, President and Chief Executive Officer

Sam R. Story, III, Vice President and Chief Lending Officer

Richard E. Bell, Vice President, Secretary and Chief Financial Officer

MARKET FOR THE BANK’S COMMON STOCK AND

RELATED STOCKHOLDER MATTERS

As of December 31, 2004, there were approximately 613 shareholders of record of the Company’s common stock.  There is no established trading market for the Company’s common stock.  The Company has 1,500,000 shares of its common stock outstanding as of December 31, 2004.  The Bank has not paid and does not anticipate paying dividends on its common stock in the immediate future.  Certain regulatory requirements restrict the amount of dividends that can be paid by the Bank without obtaining the prior regulatory approval of the Office of the Comptroller of the Currency.  No assurances can be given that the Bank will declare dividends, or if declared, what the amount of the dividends will be or whether such dividends, once declared, would continue.

ALLIED BANCSHARES, INC

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

2004 and 2003

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

 AND RESULTS OF OPERATIONS

        The following table presents selected historical consolidated financial information for Allied Bancshares, Inc. and its subsidiary and is derived from the consolidated financial statements and related notes included in this annual report. This information is only a summary and should be read in conjunction with historical financial statements and related notes.   The Company was open for business for only a part of 2004 and was not opened for 2003.  For this reason, 2003 data is not provided.

SELECTED FINANCIAL DATA

(in thousands except per share data)

FOR THE YEAR	2004
Net interest income (expense) including loan fees	$1,154
Provision for loan losses	655
Non-interest income	57
Non-interest expense	1,804
Net loss	(1,248)

PER COMMON SHARE
Basic earnings (loss)	$(.83)
Cash dividends declared	-
Book value	8.87

AT YEAR END
Loans, net	$51,769
Earnings assets	60,815
Assets	66,171
Deposits	52,725
Shareholders' equity	13,310
Common shares outstanding	1,500

AVERAGE BALANCES
Loans, net	$21,656
Earnings assets	27,230
Assets	33,453
Deposits	21,533
Stockholders' equity	7,924
Weighted average shares outstanding	1,500

KEY PERFORMANCE RATIOS
Return on average assets	(3.73)%
Return on average stockholders' equity	(15.75)%
Net interest margin	4.26%
Dividend payout ratio	-
Average equity to average assets	23.7%

General

Allied Bancshares, Inc. is a bank holding company headquartered in Cumming, Georgia organized to own all of the common stock of its bank subsidiary, First National Bank of Forsyth County (the “Bank”).  The principal activity of the Bank is to provide banking services to small-to-medium sized businesses and individuals, primarily in Forsyth and Hall counties in Georgia. The Bank is a national bank primarily regulated by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation and undergoes periodic examinations by these regulatory agencies. The Company is regulated by the Federal Reserve Bank and also is subject to periodic examinations.

In 2004, the Company completed an initial public offering of common stock.  The stock sale resulted in the issuance of 1,500,000 shares at a price of $10.00 per share.  The offering resulted in capital of $14,917,000, net of offering expenses of $83,000.  The Bank opened for business on April 5, 2004.

The following discussion focuses on significant changes in the financial condition and results of operations during the year ended December 31, 2004.  Since the Bank did not open until April 5, 2004, comparison of 2004 amounts to prior periods would not be meaningful.  The Company reported as a developmental stage entity as of December 31, 2003.  Like most community banks, the Bank derives most of its income from interest received on loans and investments.  The primary source of funds for making these loans and investments is deposits, on which interest is paid.  Consequently, one of the key measures of the Bank’s success is the amount of net interest income, or the difference between the income on interest-earning assets, such as loans and investments, and the expense on interest-bearing liabilities, such as deposits.  Another key measure is the spread between the yield earned on these interest-earning assets and the rate paid on interest-bearing liabilities.

A number of tables to assist in the description of these measures are included.  For example, the "Average Balances" table shows the average balance during 2004 of each category of earning assets and interest bearing liabilities, as well as the yield earned or the rate paid with respect to each category.  A review of this table shows that loans provide higher interest yields than do other types of interest earning assets, which is why the Bank intends to channel a substantial percentage of earning assets into its loan portfolio.  The Bank also tracks the sensitivity of various categories of assets and liabilities to changes in interest rates.  A "Sensitivity Analysis” Table is provided to help explain this.  Finally, a number of tables that provide detail about investment securities, loans, and deposits are included.

For the risk of loss inherent in all loans, an allowance for loan losses is maintained to absorb possible losses on existing loans that may become uncollectible.  The allowance is established and maintained by charging a provision for loan losses against operating earnings.  In the following section, a detailed discussion of this process is included.  In addition to earning interest on loans and investments, income is earned through fees and other expenses charged to customers.  Various components of this non-interest income, as well as non-interest expense, is discussed in the following section.  The following discussion and analysis also identifies significant factors that have affected the Company’s financial position and operating results during the periods included in the accompanying financial statements.  The reader should read this discussion and analysis in conjunction with the financial statements, the related notes and other statistical information also included in this report.

Critical Accounting Policies

The Company has adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of financial statements.  Significant accounting policies are described in note 1 in the footnotes to the consolidated financial statements at December 31, 2004 included elsewhere in this annual report.  In management’s opinion the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of consolidated financial statements.

Critical Accounting Policies, continued

Please refer to the portion of management’s discussion and analysis of financial condition and results of operations that addresses the allowance for loan losses for a description of the Bank’s processes and methodology for determining the allowance for loan losses.

Results of Operations

A comparison between 2004 and 2003 is not relevant because the Bank was only open for business for a portion of the year during 2004 and was not open during 2003.

Net loss for 2004 was $1,248,000 or $.83 per common share.  Operating results depend to a large degree on net interest income, which is the difference between the interest income and loan fees  received from investments (such as loans, investment securities, and federal funds sold) and interest expense, which is paid on deposits and other liabilities.  Net interest income was $1,154,000 for the year ended December 31, 2004.

The provision for loan losses in 2004 was $655,000.  The provision for loan losses reflects management's estimate of potential losses inherent in the loan portfolio and the creation of an allowance for loan losses adequate to absorb such losses.

Other operating income for the year ended December 31, 2004, totaled $57,000.  Other operating income includes service charges on deposit accounts and miscellaneous service fees.  Other operating expenses in 2004 were $1,804,000. The largest component of other operating expenses is salaries and benefits, which totaled $1,181,000 for the year ended December 31, 2004.

In 2004, no income tax benefit was recognized because the realization of such a benefit is dependent upon future earnings of the Company.

Net Interest Income

For the year ended December 31, 2004, net interest income totaled $1,154,000.  Interest income from loans, including fees was $1,462,000 representing a yield of 6.75%.  Interest expense totaled $484,000 for the year ended December 31, 2004. The net interest margin realized on earning assets and the interest rate spread were 4.23% and 3.56%, respectively, for the year ended December 31, 2004

 Average Balances and Interest Rates

The table below shows the average balance outstanding for each category of interest earning assets and interest-bearing liabilities for 2004 and the average rate of interest earned or paid thereon.   A rate volume analysis is not presented because the Bank was not open in 2003.  Average quarterly balances and the yields and rates derived there from are not representative of a full year since the Bank was not open until April 5, 2004.

Average Consolidated Balance Sheet and Interest Rates

	Average Balance	Interest	Yield/Rate
Assets:
Interest earning assets
Loans (including loan fees)	$21,656,492	$1,462,153	6.75%
Investment securities	1,814,438	46,131	2.54%
Federal funds sold	1,938,200	43,441	2.24%
Interest on interest-bearing deposits	1,821,210	92,633	5.09%
Total interest earning assets	27,230,340	1,644,358	6.04%
Other non-interest earning assets	6,222,406
Total assets	33,452,746
Liabilities and stockholders' equity:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	7,883,317	175,710	2.23%
Time	11,879,535	308,507	2.60%
Federal funds purchased	3,849	6,150
Total interest-bearing liabilities	19,766,701	490,367	2.48%
Other non-interest bearing liabilities	5,762,498
Shareholders' equity	7,923,547
Total liabilities and stockholders' equity	33,452,746

Excess of interest-earning assets over interest bearing liabilities	$7,463,639
Ratio of interest-earning assets to interest-bearing liabilities	138%
Net interest income		1,153,991
Net interest spread			3.56%
Net interest margin			4.23%
There were no non-accrual loans during 2004.

Interest Rate Sensitivity and Asset Liability Management

Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management in a financial institution. The objective of interest rate sensitivity management is to generate stable growth in net interest income and to control the earnings risks associated with interest rate movements.  Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity are timely.  Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation.  Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

Net interest income is the primary component of net income for financial institutions.  Net interest income is affected by the timing and magnitude of repricing of, as well as the mix of interest sensitive and non-interest sensitive assets and liabilities.

Interest Rate Sensitivity and Asset Liability Management, continued

"Gap" is a static measurement of the difference between the contractual maturities or repricing dates of interest sensitive assets and interest sensitive liabilities in the next twelve months.  Gap is an attempt to predict the behavior of the Bank's net interest income in general terms during periods of movement in interest rates.  In general, if the Bank is asset sensitive, more of its interest sensitive assets are expected to reprice within twelve months than its interest sensitive liabilities over the same period.  In a rising interest rate environment, assets repricing more quickly is expected to enhance net interest income.  Conversely, decreasing interest rates would be expected to have the opposite effect on net interest income since assets would theoretically be repricing at lower interest rates more quickly than interest sensitive liabilities. Although it can be used as a general predictor, Gap as a predictor of movements in net interest income has limitations due to the static nature of its definition and due to its inherent assumption that all assets will reprice immediately and fully at the contractually designated time. At December 31, 2004, the Bank, as measured by Gap, is in an asset sensitive position. Management has several tools available to it to evaluate and affect interest rate risk, including deposit pricing policies and changes in the mix of various types of assets and liabilities.

The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2004, that are expected to mature, prepay, or reprice in each of the future time periods shown. Except as stated below, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability.  Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans and investment securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities.  The Bank’s savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, are included in the "Three Months or Less” category, although historical experience has proven these deposits to be more stable over the course of a year.

Repricing of Interest Earning Assets and Interest Bearing Liabilities

 at December 31, 2004

(Dollars in Thousands)

	3 Months or Less	4 months To 12 Months	1 to 5 Years	Over 5 Years	Total
Interest-earning assets:
Federal funds sold	$ 5,122	$-	$-	$-	$5,122
Investment securities	-	998	-	2,010	3,008
Interest bearing deposits in banks	57	-	-	-	57
Loans	41,639	2,788	$7,484	513	52,424
Total interest-bearing assets	46,818	3,786	7,484	2,523	60,611
Interest-bearing liabilities:
Deposits:
Savings and demand	19,607	-	-	-	19,607
Time deposits	1,557	23,058	8,503	-	33,118
Total interest-bearing liabilities	21,164	23,058	8,503		52,725
Interest sensitive difference per period	25,654	(19,272)	(1,019)	2,523	7,886
Cumulative interest sensitive difference	25,654	6,382	5,363	7,886
Cumulative difference to total assets	38.8%	9.6%	8.1%	11.9%

At December 31, 2004, the difference between the Bank's assets and liabilities repricing or maturing within one year was $6,382,000.  Due to an excess of assets repricing or maturing within one year, a drop in interest rates would cause the Bank’s net interest income to decline and a rise in interest rates would cause the Bank’s net interest income to increase.

Interest Rate Sensitivity and Asset Liability Management, continued

Certain shortcomings are inherent in the method of analysis presented in the foregoing table.  For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may reflect changes in market interest rates differently.  Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates, both on a short-term basis and over the life of the asset. Other factors that may affect the assumptions made in the table include changes in interest rates, pre-payment rates, early withdrawal levels, and the ability of borrowers to service their debt.

Provision and Allowance for Loan Loss

The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for loan losses at an adequate level.  The provision charged to expense was $655,000 for the year ended December 31, 2004.  The provision has been a result of management's efforts to increase the allowance to match the growth in the loan portfolio.  The allowance for loan losses was 1.25% of gross loans at December 31, 2004.  There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.  Management anticipates maintaining an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality.  Management’s judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which is believed to be reasonable, but which may not prove to be accurate.  Thus, there is a risk that charge-offs in future periods could exceed the allowance for loan losses or that substantial additional increases in the allowance for loan losses could be required.

Additions to the allowance for loan losses would result in a decrease of net income and, possibly, capital.  The Bank has not experienced any charge-offs in 2004.  The Bank has no past due and non-accrual loans, and has not repossessed equipment or taken real estate in lieu of foreclosure as of December 31, 2004.  The allowance for loan losses is not allocated to various loan categories.  The entire allowance is available to absorb losses from any and all loans.  Due to the short time that the Bank has been open, management has not estimated the amount of net charge-offs that will occur in 2005.

Noninterest Income and Expense

Noninterest income for the year ended December 31, 2004 totaled $57,000.  The largest component of other income is fee income from table-funded mortgage loans, which totaled $38,000 during the year ended December 31, 2004.

Total noninterest expense for the year ended December 31, 2004 was $1,804,000. Salaries and benefits, the largest component of noninterest expense, totaled $1,181,000 for the year ended December 31, 2004.  Net occupancy and equipment expense was $252,000 during 2004 and other operating expenses totaled $371,000 during 2004.

Financial Condition

Total assets were $66,171,000 as of December 31, 2004.  The primary source of growth in assets was net loans, which totaled $51,769,000 or 78% of total assets as of December 31, 2004.  Investment securities available-for-sale totaled $3,008,000 at December 31, 2004.  Total deposits were $52,725,000 or 80% of total assets as of December 31, 2004.

Interest Earning Assets

Loans

Gross loans totaled $52,424,000 at December 31, 2004.  The largest classification of loans was real estate related loans, which totaled $45,988,000 or 88% of total loans at December 31, 2004.  Loans outstanding by category at December 31, 2004 were as follows:

	Amount ($ thousands)	Percent of Total
Commercial, financial and agricultural	$4,454,000	8.5%
Real estate – construction	18,457,000	35.2%
Real estate – mortgage	27,531,000	52.5%
Consumer and other	1,982,000	3.8%
Total	52,424,000	100.0%

As of December 31, 2004 maturities of loans in the indicated classifications were as follows:

Maturity	Commercial	Real Estate Construction & Development	Total
Within 1 year	$ 2,610,000	$ 33,099,000	$ 35,709,000

Investment Securities

Investment securities available-for-sale totaled $3,008,000 at December 31, 2004.  All of the Bank's marketable investment securities were designated as available-for-sale at December 31, 2004 and consisted of U.S. Government Agency securities.  The book value of these investment securities was $3,013,000 at December 31, 2004.

Maturities at December 31, 2004	U.S. Government Agencies	Weighted Average Yields
Less than 6 months	$997,500	1.700%
After 5 through 10 years	2,010,938	1.725
Total	3,008,438

Deposits

At December 31, 2004, deposits totaled $52,725,000.  Non-interest-bearing demand deposits were $3,437,000 or 7% of total deposits and interest-bearing deposits were $16,048,000 or 30% of total deposits.  The Bank had $33,118,000 in time deposits at December 31, 2004.  Balances within the major deposit categories as of December 31, 2004 were as follows:

	Amount	Percent Of Total
Non-interest bearing demand deposits	$3,437,000	6.5%
Interest bearing demand deposits	16,048,000	30.5%
Savings deposits	122,000	.2%
Time deposits	33,118,000	62.8%
Total	$52,725,000	100.0%

The average balance of deposits and the average rates paid on such deposits are summarized for 2004 in the following table.

	Amount	Rate
Non-interest bearing demand deposits	$1,771,000
Interest bearing demand deposits	7,831,000	2.23%
Savings deposits	52,000	.25%
Time deposits	11,879,000	2.45%
Total	$21,533.000

Maturities of time certificates of deposit outstanding at December 31, 2004, are summarized as follows:

Within 3 months	$1,557,000
After 3 through 12 months	23,057,000
After 12 months	8,504,000
Total	$33,118,000

Capital Resources

Shareholders' equity totaled $13,310,000 at December 31, 2004.  Capital consists of 1,500,000 shares issued at $10.00 per share less offering expenses of $83,000 of capital during the initial public offering, which was completed in March 2004.  The net loss for the year ended December 31, 2004 was $1,248,000 and other comprehensive loss, net of tax, was $3,000.

Bank holding companies and their banking subsidiaries are required by banking regulators to meet certain minimum levels of capital adequacy, which are expressed in the form of certain ratios.  Capital is separated into Tier 1 capital (essentially common shareholders’ equity less intangible assets) and Tier 2 capital (essentially the allowance for loan losses limited to 1.25% of risk-weighted assets).  The first two ratios, which are based on the degree of credit risk in the Bank’s assets, provide the weighting of assets based on assigned risk factors and include off-balance sheet items such as loan commitments and stand-by letters of credit.  The ratio of Tier 1 capital to risk-weighted assets must be at least 4.0% and the ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8.0%.  The capital leverage ratio supplements the risk-based capital guidelines. Banks and bank holding companies are required to maintain a minimum ratio of Tier 1 capital to adjusted quarterly average total assets of 8.0%. The following table summarizes the Company's risk-based capital ratios at December 31, 2004:

Tier 1 capital (to risk-weighted assets)	22.7%
Total capital (to risk-weighted assets)	23.8%
Tier 1 capital (to total average assets)	21.4%

Liquidity

Liquidity management involves the matching of the cash flow requirements of customers who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and the Bank’s ability to meet those needs. Management seeks to meet liquidity requirements primarily through management of short-term investments, monthly amortizing loans, maturing single payment loans, and maturities of securities and prepayments. Also, management maintains relationships with correspondent banks which could provide funds on short notice.    Management has the ability to adjust liquidity by selling securities available for sale, selling participations in loans and accessing available funds through various borrowing arrangements. At December 31, 2004, the Bank had available borrowing capacity totaling approximately $10.0 million through various borrowing arrangements and available lines of credit. Management believes short-term investments and available borrowing arrangements are adequate to cover any reasonably anticipated immediate need for funds.

Liquidity, continued

Management is not aware of any known trends, events or uncertainties, other than those discussed above, that will have or are reasonably likely to have a material effect on the Company's liquidity or operations. Management is also not aware of any current recommendations by the regulatory authorities, which if they were implemented, would have such an effect.

The Bank maintains relationships with correspondent banks that can provide funds to it on short notice, if needed. Presently, the Bank has arrangements with commercial banks for short term unsecured advances up to $5.0 million.

Cash and cash equivalents as of December 31, 2004 totaled $6,669,000.  Cash used by operating activities totaled $633,197 in 2004, while inflows from financing activities totaled $67,228,000, which were attributable to net deposit increases and raising of the Company’s initial capital.  During 2004, investing activities used $59,927,000.  Investing activities included net loans made to customers of $52,424,000 purchases of investment securities available-for-sale of $3,075,000 and purchases of premises and equipment of $3,569,000.

Off-Balance Sheet Financing

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. At December 31, 2004, the Bank had outstanding commitments to extend credit through open lines of credit of approximately $8,362,000 and outstanding standby letters of credit of approximately $265,000.

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. Through the Bank’s asset-liability committees, management attempts to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of interest rate sensitive assets and liabilities, see the "Asset/Liability Management" section in Item 1 of this report.

Selected Ratios

The following table sets out certain ratios of the Company for the year ended December 31, 2004.

Net loss of $1,248,426 to:
Average stockholders' equity of $7,923,543	(15.7)%
Average assets of $33,452,765	(3.73)%
Average equity to average assets	23.7%

ALLIED BANCSHARES, INC

Financial Statements

December 31, 2004 and 2003

(with Independent Accountant’s Report thereon)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Allied Bancshares, Inc.

Cumming, Georgia

We have audited the consolidated balance sheets of Allied Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income and cash flows for the year ended December 31, 2004 and for the period from June 4, 2003 (inception) to December 31, 2003.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allied Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the year ended December 31, 2004 and for the period from June 4, 2003 (inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia

March 2, 2005

ALLIED BANCSHARES, INC.  AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

	2004	2003
Assets
Cash and due from banks, including reserve requirement of $189,000	$1,490,159	1,507
Federal funds sold	5,122,000	-
Interest-bearing deposits in banks	56,981	-
Total cash and cash equivalents	6,669,140	1,507
Restricted cash	-	4,054,900
Investment securities	3,008,438	-
Other investments	860,292	-
Loans, net	51,768,523	-
Premises and equipment, net	3,555,887	52,984
Accrued interest receivable and other assets	308,256	85,890
Total assets	$66,170,536	4,195,281

Liabilities and Stockholders’ Equity (Deficit)

Liabilities:
Deposits:
Noninterest-bearing demand	$3,436,473	-
Interest bearing demand	16,048,066	-
Savings	122,116	-
Time	33,117,977	-
Total deposits	52,724,632	-
Subscribers’ deposits	-	4,054,900
Line of credit	-	488,196
Accrued interest payable and other liabilities	135,953	7,855
Total liabilities	52,860,585	4,550,951

Commitments

Stockholders’ equity (deficit):
Common stock, $.10 par value, 10,000,000 shares authorized; 1,500,000 shares issued and outstanding in 2004 and 1 share issued and outstanding in 2003	150,000	-
Additional paid-in capital	14,766,668	10
Accumulated deficit	(1,604,106)	(355,680)
Accumulated other comprehensive income	(2,611)	-
Total stockholders’ equity (deficit)	13,309,951	(355,670)
Total liabilities and stockholders’ equity (deficit)	$66,170,536	4,195,281

See accompanying notes to consolidated financial statements.

ALLIED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND FOR THE PERIOD FROM JUNE 4, 2003 (INCEPTION)

TO DECEMBER 31, 2003

	2004	2003
Interest income
Interest and fees on loans	$1,462,153	-
Interest on deposits in other banks	92,633	-
Interest on federal funds sold	43,441	-
Interest on investment securities	46,131	-

Total interest income	1,644,358	-

Interest expense:
Interest bearing deposits	175,579	-
Savings	131	-
Time	308,507	-
Borrowings	6,150	5,627

Total interest expense	490,367	5,627

Net interest income (expense)	1,153,991	(5,627)

Provision for loan losses	655,298	-

Net interest income (expense) after provision for loan losses	498,693	(5,627)

Service charges and other fees	57,318	-

Other expense
Salaries and benefits	1,181,347	227,409
Net occupancy and equipment expense	252,413	31,262
Other operating expenses	370,677	91,382

Total other expense	1,804,437	350,053

Net loss	$(1,248,426)	(355,680)

Basic loss per share	$(.83)	(.24)

Weighted average number of shares	1,500,000	1,500,000

See accompanying notes to consolidated financial statements.

ALLIED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2004

AND FOR THE PERIOD FROM JUNE 4, 2003 (INCEPTION)

TO DECEMBER 31, 2003

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Issuance of common stock to organizer	$-	10	-	-	10

Net loss	-	-	(355,680)	-	(355,680)

Balance, December 31, 2003	-	10	(355,680)	-	(355,670)

Redemption of organizer’s share of stock	-	(10)	-	-	(10)

Sales of common stock, net of offering expenses of $83,332	150,000	14,766,668	-	-	14,916,668

Net loss	-	-	(1,248,426)	-	(1,248,426)

Change in unrealized loss on securities available for sale, net of tax	-	-	-	(2,611)	(2,611)

Balance December 31, 2004	$150,000	14,766,668	(1,604,106)	(2,611)	13,309,951

See accompanying notes to consolidated financial statements.

ALLIED BANCSHARES, INC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2004

AND FOR THE PERIOD FROM JUNE 4, 2003 (INCEPTION)

TO DECEMBER 31, 2003

	2004	2003

Net loss	$(1,248,426)	(355,680)

Other comprehensive loss net of tax: Unrealized losses on investment securities available for sale:
Unrealized losses arising during the period	(4,210)	-
Income tax benefit related to unrealized losses	1,599	-

Other comprehensive loss	(2,611)	-

Comprehensive loss	$(1,251,037)	(355,680)

See accompanying notes to consolidated financial statements.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND FOR THE PERIOD FROM JUNE 4, 2003 (INCEPTION)

TO DECEMBER 31, 2003

	2004	2003
Cash flows from operating activities:
Net loss	$(1,248,426)	(355,680)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	124,660	5,270
Provision for loan loss	655,298	-
Increase in interest receivable	(244,172)	-
Increase in interest payable and other liabilities	137,554)	-
Other operating activities, net	(58,111)	(2,926)
Net cash used in operating activities	(633,197)	(353,336)

Cash flows from investing activities:
Purchases of investment securities	(3,074,570)	-
Purchases of other investments	(860,292)	-
Net increase in loans	(52,423,821)	-
Purchases of premises and equipment	(3,568,689)	(58,254)
Net cash used in investing activities	(59,927,372)	(58,254)

Cash flows from financing activities:
Net increase in deposits	52,724,632	-
Change in line of credit	(488,196)	488,196
Proceeds from sale of common stock	14,999,990	10
Deferred offering expenses	(8,223)	(75,109)
Net cash provided by financing activities	67,228,203	413,097

Net change in cash and cash equivalents	6,667,634	1,507

Cash and cash equivalents at beginning of the year	1,507	-

Cash and cash equivalents at end of year	$6,669,141	1,507

Non-cash investing and financing activities: Change in unrealized loss on securities available for sale, net of tax	$(2,611)	-

Supplemental information: Interest paid	$369,718	3,157

Change in restricted subscribers’ deposits	$(4,054,900)	4,054,900

    See accompanying notes to consolidated financial statements.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Allied Bancshares, Inc. and subsidiary (the “Company”), a bank holding company, owns 100% of the outstanding common stock of the First National Bank of Forsyth County (the “Bank”), a bank operating in Forsyth and Hall counties in Georgia.  All significant inter-company accounts and transactions have been eliminated in consolidation.

During the first and second quarters of 2004, the Company raised $14,916,668, net of offering expenses of $83,332, through the sale of 1,500,000 shares of its $.10 par value common stock at $10.00 per share.  The Company used $10,000,000 of the net proceeds from this public offering to purchase 100% of the outstanding common stock of the Bank.  The organizers of the Bank filed an application to organize the Bank with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation and upon receiving final approval of the application from both of these regulatory agencies, the Bank opened for business on April 5, 2004.

The Company is subject to regulation under the Bank Holding Company Act of 1956. The Bank is primarily regulated by the Office of the Comptroller of the Currency and undergoes periodic examinations by this regulatory agency.  The consolidated financial statements include the accounts of the Company and the Bank.  All significant inter-company accounts and transactions have been eliminated in consolidation.

Operations from June 4, 2003 (inception) through April 4, 2004 relate primarily to expenditures by the organizers for incorporating and organizing the Company and the Bank. The Company was previously reported on as a development stage corporation.  All expenditures by the organizers are considered expenditures of the Company.

The accounting principles followed by the Company and the Bank, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America ("GAAP") and to general practices in the banking industry.  In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates.  Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with the realization of deferred tax assets, which are based on future taxable income.

Cash and Cash Equivalents

Cash equivalents include amounts due from banks and federal funds sold.    Generally, federal funds are sold for one-day periods.

Investment Securities

The Company classifies its securities in one of three categories: trading, available-for-sale or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2004, all securities are classified as available-for-sale.

Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(1)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Investment Securities, continued

Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Other Investments

Other investments include Federal Reserve Bank stock, Federal Home Loan Bank stock and stock in a closely held bank holding company, which have no readily determinable fair value and are carried at cost.

Loans and Allowance for Loan Losses

Loans are stated at the principal amount outstanding, net of the allowance for loan losses.  Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower's financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied to principal.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely.  The allowance represents an amount that in management’s judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectability of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans.  Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses.  Such agencies may require the Bank to recognize additions to the allowance based on judgments different than those of management.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Costs incurred for maintenance and repairs are expensed currently.  Depreciation expense on furniture and equipment is computed over estimated useful lives, which range from three to seven years.  The Bank building will be depreciated over its estimated useful life of 40 years.

Organizational Expenses

Start up costs and expenses associated with organizing the Bank such as regulatory application fees, legal and professional fees, and pre-opening salaries have been expensed in accordance with Statement of Position (SOP) 98-5 issued by the American Institute of Certified Public Accountants.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(1)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required.  A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized.  In assessing the reliability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Line of Credit

Organization, offering and pre-opening costs incurred prior to opening for business were funded under a line of credit and from advances payable to the organizers. The line of credit, which was guaranteed by the organizers, and the advances were repaid upon consummation of the stock offering.

Net Earnings (Loss) Per Share

Earnings (loss) per share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The presentation of earnings per share is required on the face of the statement of operations with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants.  Additionally, the reconciliation of the amounts used in the computation of both earnings per share and diluted earnings per share is required. For 2004, the effect of potential common shares outstanding would be anti-dilative, and therefore is not presented.  For 2004 and 2003, net loss per share is calculated by dividing net loss by the number of common shares sold in the initial public offering (1,500,000), which are considered outstanding for all periods presented.

Restricted Subscribers’ Deposits

Restricted cash consists of cash and represents amounts deposited by the Company in connection with its initial offering.  Subscribers’ deposits represented amounts deposited with the Company by potential common stockholders. There were no restricted assets or subscribers’ deposits at December 31, 2004.   Restricted cash at December 31, 2003 was $4,054,900.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(1)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Stock-Based Compensation

At December 31, 2004, the Company sponsors stock-based compensation plans, which are described more fully in Note 8.  The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations.  No stock-based employee compensation cost is reflected in net earnings, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net earnings if the Company had applied the fair value recognition provisions of Statement of Financing Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation for the year ended December 31, 2004.

2004

Net loss, as reported	$(1,248,426)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(69,861)
Proforma net loss	$(1,318,287)

Net loss per share, as reported	$.83
Proforma net loss per share	$.88

The weighted average grant-date fair value of options granted in 2004 was $349,305. The $3.19 fair value of each option is estimated on the date of grant using the minimum value options-pricing model with the following weighted average assumptions used: dividend yield of 0%, risk-free interest rate of 4% and an expected life of ten years. There were 109,500 options granted in 2004 at $10 per share.  At December 31, 2004, 21,900 options were vested.

Recent Accounting Pronouncements

Meaning of Other-Than-Temporary-Impairment   In March 2004, the Emerging Issues Task Force (“EITF”) issued EITF 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments (“EITF 03-1”).  EITF 03-1 provides guidance for evaluating whether an investment is other-than-temporarily impaired.  The disclosure guidance was effective for other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004, whereas the recognition and measurement guidance has been deferred.  The disclosures required by EITF 03-1 are included in Note 2 to the financial statements.  The Bank did not recognize an impairment loss on any investment in 2004.

Share-Based Payment In December 2004, the FASB revised SFAS No. 123 (“SFAS No. 123 (R)“), Share-Based Payment, which requires all share-based payments to employees and directors, including grants of employee stock options, to be recognized in the financial statements based on their fair value.  Pro forma disclosure will no longer be an alternative to financial statement recognition.  For the Company, SFAS No. 123 (R) is effective for periods beginning after January 1, 2006.  The Company is still evaluating the transition provisions allowed by SFAS No. 123 (R) and expects to adopt it in the first quarter of 2006.  Management estimates share based compensation expense to be recorded in 2006 and 2007 to approximate $232,600 each year.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(2)

INVESTMENT SECURITIES

As of December 31, 2004, the Company’s available-for-sale portfolio consisted entirely of U.S. Agency securities. Investment securities available-for-sale at December 31, 2004 by contractual maturity is as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government Agency securities
Due in less than one year	$ 1,000,643	$-	$ 3,143	$ 997,500
Due from five to ten years	2,012,005	180	1,247	2,010,938

	$ 3,012,648	$ 180	$ 4,390	$ 3,008,438

Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.  There were no sales of securities available-for-sale during 2004. There were no investments pledged at December 31, 2004.

There were no securities in the portfolio as of December 31, 2004 that were in a continuous unrealized loss position greater than twelve months.  The unrealized losses on these debt securities as of December 31, 2004 arose due to changing interest rates and are considered to be temporary. These unrealized losses are considered temporary because the repayment sources of principal and interest are government backed.

(3)

LOANS

Major classifications of loans at December 31, 2004 are summarized as follows:

Commercial, financial and agricultural	$4,453,859
Real estate – construction	18,456,569
Real estate – mortgage	27,531,111
Consumer and other	1,982,282
Total gross loans	52,423,821
Less: Allowance for loan losses	655,298

Net loans	$51,768,523

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of Forsyth and Hall counties in Georgia.  Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.  There were no non-accrual loans and there were no loans that were considered impaired at December 31, 2004. The Bank provided $655,298 for the year ended December 31, 2004 to the allowance for loan losses for potential problem loans.  The allowance for loan losses is determined based on risk factors inherent in the portfolio.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(4)

PREMISES AND EQUIPMENT

Major classifications of premises and equipment as of December 31, 2004 are summarized as follows:

Land	$1,096,319
Building	1,691,330
Furniture and equipment	830,976
Total	3,618,625
Less: Accumulated depreciation	(62,738)

Net amount	$3,555,887

Depreciation expense amounted to $62,738 in 2004.

(5)

DEPOSITS

At December 31, 2004, the contractual maturity of time deposits is summarized as follows:

2005	$24,614,405
2006	8,244,748
2007	102,025
2008	156,799

Total	$33,117,977

As of December 31, 2004 time deposits exceeding $100,000 totaled $23,331,451. Brokered time deposits totaled $13,925,093 at December 31, 2004.

(6)

INCOME TAXES

The Company had no income tax expense or benefit for the year ended December 31, 2004, as net operating losses were incurred and financial statement deferred tax benefits remained unrecorded as their realization was heavily dependent on future taxable income.

The future tax consequences of the differences between the financial reporting and tax basis of the Company’s assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income. As of December 31, 2004, the Company has net operating loss carry forwards totaling approximately $1,600,000 that will begin to expire in 2019 unless previously utilized.

	2004	2003
Deferred income tax assets:
Pre-opening expenses	$196,978	135,157
Allowance for loan losses	138,234	-
Operating loss carryforwards	271,865	-
Unrealized loses on investment securities available for sale	1,599	-
Total gross deferred income tax assets	608,676	135,157
Less: Valuation allowance	(607,077)	(135,157)
Deferred income tax asset	$1,599	-

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(7)

COMMITMENTS

The Company entered into employment agreements with its President & Chief Executive Officer, Chief Financial Officer, and Chief Lending Officer. These agreements have terms of five years, provide for a base salary, incentive bonuses, and other perquisites commensurate with their employment.

The Bank is currently operating in a leased facility for the Gainesville, Georgia branch.  Monthly rent related to this lease is $5,971.  The lease expires on February 29, 2007. Total rent expense for the year ended December 31, 2004 was $76,622.  Annual lease payments related to the leased facility are approximately $70,000.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, which totaled $8,362,000 and letters of credit that totaled $264,500 at December 31, 2004. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet.  The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Residential and other real properties, automobiles, savings deposits, accounts receivable, inventory and equipment primarily collateralize the Bank’s loans. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

(8)

EMPLOYEE AND DIRECTOR BENEFIT PLANS

On August 18, 2004, the Board of Directors of the Company approved the 2004 Stock Option Plan, which allows for common stock options to be granted to eligible officers and employees.  Stock options granted under this plan are qualified incentive stock options and will not exceed 200,000.  Options become exercisable as determined by the Board of Directors at the time of grant.  The options granted become vested and exercisable in annual increments of 20% of the total shares beginning December 31, 2004 through December 31, 2008.  Options granted under the plan expire after ten years.  The exercise price for the options granted will be no less than the market price on the day the option is granted, as determined by the Board of Directors.  Options granted under the 2004 Stock Option Plan total 109,500 shares at $10 per share at December 31, 2004 and represent all of the stock options issued to date.

In connection with the Company’s formation and initial offering, the Company issued 287,142 warrants to purchase its common stock to the organizers.  The warrants allow each holder to purchase one additional share of common stock at $10 per share. The warrants are exercisable on each of the three succeeding anniversaries of the date of the close of the initial offering and expire ten years after the date of grant.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(9)

RELATED PARTY TRANSACTIONS

The Bank conducts transactions with directors and executive officers, including companies in which they have a beneficial interest, in the normal course of business.  It is the Bank’s policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons.

Loans of $541,484 were advanced during 2004, and remain outstanding at December 31, 2004.

The aggregated amounts of deposits of directors and executive officers and their related interests amounted to approximately $1,705,000 at December 31, 2004.

(10)

MISCELLANEOUS OPERATING EXPENSES

Components of other operating expenses, which are greater than 1% of interest income and other operating income of $1,701,677 in 2004 are as follows.  In 2003, the Company did not have interest income or other operating income.

Stationery, printing and reproduction	$42,420
Legal, accounting and consulting	$42,184
Marketing	$37,431
Telecommunications	$22,098
Data processing	$55,647

(11)

REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements.  Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices must be met.  The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total Capital (equity capital, allowance for loan loss, and unrealized loss of available for sale securities)  and Tier 1 Capital (equity capital and unrealized loss on available for sale securities) to risk-weighted assets (as defined), and of Tier 1 Capital  to average assets for the quarter ended December 31, 2004.  Management believes that as of December 31, 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.  As of December 31, 2004, the most recent notification from the regulators categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(11)

REGULATORY MATTERS, continued

To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Regulatory Capital Ratios

December 31, 2004

($ in thousands)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Actions Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets)
Consolidated	$13,968	23.8%	$4,702	8.0%	NA	NA
Bank only	9,681	16.6%	4,662	8.0%	$5,827	10.0%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	13,313	22.7%	2,351	4.0%	NA	NA
Bank only	9,026	15.5%	2,331	4.0%	3,496	6.0%
Tier 1 Capital (to Average Assets)
Consolidated	13,313	21.4%	2,486	4.0%	NA	NA
Bank only	9,026	14.6%	2,466	4.0%	3,083	5.0%

Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings, and the ratio of equity capital to total assets. The Bank is currently not allowed to pay dividends to the Company until it becomes cumulatively profitable.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(12)

ALLIED BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS

FOR THE YEAR ENDED DECEMBER 31, 2004 and 2003

	2004	2003
Assets

Cash and due from banks	$3,786,472	1,507
Restricted cash	-	4,054,900
Investment in subsidiary	9,023,487	-
Other investment	499,992	-
Premises and equipment, net of depreciation	-	52,984
Other assets	-	85,890
Total assets	$13,309,951	4,195,281

Liabilities and Stockholders’ Equity (Deficit)

Subscribers’ deposits	$-	4,054,900
Line of credit	-	488,196
Accrued interest payable and other liabilities	-	7,855
Total liabilities	-	4,550,951

Commitments

Stockholders’ equity (deficit):
Common stock, $.10 par value, 10,000,000 shares authorized; 1,500,000 shares issued and outstanding in 2004 and 1 share issued and outstanding in 2003.	150,000	-
Additional paid-in capital	14,766,668	10
Accumulated deficit	(1,604,106)	(355,680)
Accumulated other comprehensive income	(2,611)	-
Total stockholders’ equity (deficit)	13,309,951	(355,670)
Total liabilities and stockholder’s equity (deficit)	$13,309,951	4,195,281

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(12)

ALLIED BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION, continued

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND FOR THE PERIOD FROM JUNE 4, 2003 (INCEPTION)

TO DECEMBER 31, 2003

	2004	2003
Interest income	$18,258	-
Interest expense	6,045	5,627
	12,213	(5,627)
Other expense:
Salaries and benefits	179,709	227,409
Net occupancy and equipment expense	34,140	31,262
Other operating expenses	72,887	91,382
Total other expense	286,736	350,053
Loss before equity in undistributed loss of Bank	(274,523)	(355,680)
Equity in undistributed loss of Bank	(973,903)	-
Net loss	$(1,248,426)	(355,680)

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(12)

ALLIED BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION, continued

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND FOR THE PERIOD FROM JUNE 4, 2003 (INCEPTION)

TO DECEMBER 31, 2003

	2004	2003
Cash flows from operating activities:
Net loss	$(1,248,426)	(355,680)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in undistributed loss of Bank	973,903	-
Depreciation	-	5,270
Change in other assets and liabilities	55,909	(61,180)
Net cash used in operating activities	(218,614)	(411,590)

Cash flows from investing activities:
Capital infusion into the Bank	(10,000,000)	-
Purchases of other investments	(499,992)	-
Net cash used in investing activities	(10,499,992)	-

Cash flows from financing activities:
Change in line of credit	(488,196)	488,196
Proceeds from sale of common stock	15,000,000	10
Deferred offering expenses	(8,223)	(75,109)
Redemption of organizing share of stock	(10)	-
Net cash provided by financing activities	14,503,571	413,097

Net change in cash and cash equivalents	3,784,965	1,507

Cash and cash equivalents at beginning of the year	1,507	-

Cash and cash equivalents at end of year	$3,786,472	1,507

Non-cash investing and financing activities:
Change in unrealized loss on securities available
for sale, net of tax	$(2,611)	-

Supplemental information: Interest paid	$5,630	3,157
Change in subscribers’ deposits	$(4,054,900)	4,054,900

1700 Market Place Boulevard  •  Cumming Georgia 30041 •  770-888-0063 • Fax 770-888-0903